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                                                                    EXHIBIT 99.1

[NUMEREX LOGO]

                                                     INVESTOR RELATIONS CONTACT:
                                                               Alan B. Catherall
                                                         Chief Financial Officer
                                                                    770-485-2527

FOR IMMEDIATE RELEASE

                           NUMEREX COMPLETES STRATEGIC
                $4.5 MILLION PRIVATE PLACEMENT WITH LAURUS FUNDS

ATLANTA (JANUARY 14, 2004) -- Numerex Corp. (NASDAQ:NMRX) announced today that it has entered into a strategic financing agreement with Laurus Master Fund, Ltd ("Laurus Funds"), a financial institution that specializes in providing financing to small and mid-capitalization companies. Specifically, Numerex closed a private placement of a $4.5 million Term Note.

The Term Note is convertible into shares of Numerex common stock at a conversion price of $4.56 per share. The Term Note bears a fixed interest rate of 8.0%. Principal repayments begin in July 2004 and graduate in two additional increments over the life of the note with the final payment due in January 2007. Both principal and interest are payable in cash or, subject to certain conditions, in Numerex common stock. The Term Note is secured by Numerex's assets. The net proceeds from the private placement will be used primarily for the repayment of $3.5 million of the Company's short-term debt to Cingular and to provide additional working capital.

The Company also issued warrants to the Laurus Funds to purchase a total of 300,000 Numerex common shares. The warrants may be exercised on a cashless basis in three separate tranches with an average exercise price of $5.10. The Company has agreed to file a registration statement with the SEC within 120 days to permit resales of common stock received by the Laurus Funds in connection with the Term Note or upon exercise of the warrants.

"We are very pleased with the confidence in Numerex shown by the Laurus Funds," said Stratton Nicolaides, chairman and chief executive officer of Numerex. "We believe that the structure of this transaction, with the conversion prices for both the Term Note and the warrants at an attractive premium to our recent stock price, is indicative of that confidence. The Term Note allows Numerex to fully repay it's $3.5 million short term obligation to Cingular, thereby repositioning it's balance sheet and increasing it's short term liquidity. We believe that our recent product launches coupled with a stronger business environment have improved the Company's long-term prospects. As a result, we selected this particular path of financing rather than relying on asset sales to meet our short term financial obligations."

David Grin, Fund Manager of the Laurus Funds, stated, " We believe that Numerex has significant opportunities for growth with an experienced management team. We look forward to participating in that growth and anticipate a long-term, mutually beneficial relationship."

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ABOUT NUMEREX

Numerex is a technology company comprised of operating subsidiaries that develop and market a wide range of communications products and services. The Company's primary focus is wireless data communications utilizing proprietary network technologies. The Company offers products and services in wireless data communications through Cellemetry(R), Uplink(TM), MobileGuardian(TM) and VendView(TM); and digital multimedia through PowerPlay(TM) and IPContact(TM). These services enable customers around the globe to monitor and move information for a variety of applications from home and business security to distance learning. In addition, the Company offers wireline alarm security products and services, as well as telecommunications network operational support systems. Visit the Numerex Web site for additional information at: www.nmrx.com

Statements contained in this press release concerning Numerex that are not historical fact are "forward-looking" statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex's filings with the Securities and Exchange Commission, could cause Numerex's results to differ materially from current expectations as expressed in this press release.

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